United States

Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: May 17, 2022

(Date of Earliest Event Reported)

CALAMP CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-12182	95-3647070
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15635 Alton Parkway, Suite 250, Irvine, CA 92618

(Address of principal executive offices)

(949) 600-5600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.01 Par Value	CAMP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On May 17, 2022, CalAmp Corp. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) by and among the Company and Omega Patents, LLC (“Omega”) to settle all claims and counterclaims related to a patent infringement lawsuit filed by Omega against the Company in December 2013 (the “Lawsuit”). Pursuant to the Settlement Agreement, the Company agreed to pay Omega $4.9 million in cash and the parties have agreed to dismiss the Lawsuit, with prejudice. In addition, Omega agreed to release the Company from certain claims, including those arising out of the Lawsuit.

The Company previously recorded charges aggregating $3.0 million associated with the Lawsuit as of and through February 28, 2022. Such amount was reflected in other current liabilities in the consolidated balance sheet that was included in the Company’s Annual Report on Form 10-K for the period ended February 28, 2022.

The Settlement Agreement was unanimously approved by the Company’s Board of Directors.

The Settlement Agreement does not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of the Company or Omega. The Company believes the settlement is in the best interests of the Company and its shareholders. The settlement reflects the Company’s desire to forgo further litigation uncertainty, risk, expense, and potential damages, and to eliminate further distraction from business focus associated with continuing lengthy and complex litigation and possible appeals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2022	CALAMP CORP.

	By:	/s/ Kurtis Binder
Kurtis Binder
Executive Vice President and Chief Financial Officer (Principal Financial Officer)